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EXHIBIT 99

For: Avatex Corporation

Contact:	Robert H. Stone Chief Restructuring Officer, Vice President, General Counsel and Secretary (214) 365-7453

Avatex Corporation Announces Bankruptcy Filing

        Dallas, Texas—December 11, 2002—Avatex Corporation (OTCBB: AVAT) today announced that it and five subsidiaries each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. The names of the companies that filed and their bankruptcy case numbers are as follows:

Avatex Corporation	Case No. 02-81268-11
Avatex Funding, Inc.	Case No. 02-81274-11
Davenport, Inc.	Case No. 02-81287-11
National Aluminum Corporation	Case No. 02-81281-11
Natmin Development Corporation	Case No. 02-81278-11
US HealthData Interchange, Inc.	Case No. 02-81284-11

        Avatex and the subsidiaries also intend to file a proposed Joint Liquidating Plan of Reorganization and a proposed Disclosure Statement for the Plan within the next few days. Under the proposed Plan, the companies will not continue to operate any business; instead, they will liquidate their assets and distribute cash to their creditors. As soon as practicable after the Effective Date of the Plan, cash will be distributed to certain classes of creditors and the companies' assets will be transferred to a liquidating trust. The trustee of the liquidating trust shall, in an expeditious but orderly manner, liquidate and convert the assets to cash in manner that, in his reasonable business judgment, maximizes the value of the assets while not unduly prolonging the duration of the trust.

        Prior to the bankruptcy filing, Avatex's Board of Directors elected Robert H. Stone to the Board and named him to the additional position of Chief Restructuring Officer. Mr. Stone continues to serve as Avatex's Vice President, General Counsel and Secretary. The Board also terminated without cause the employment of all of company's other officers, including its Co-Chief Executive Officers, Abbey J. Butler and Melvyn J. Estrin. Following these actions, all of the directors except Mr. Stone resigned from the Board.

        Avatex also announced its new business address will be as follows:

17000 Preston Road
Suite 310
Dallas, TX 75248

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EXHIBIT 99